                                                             EXHIBIT 10(d)(1)(B)


                             GOBIERNO DE PUERTO RICO
                       ADMINISTRACION DE FOMENTO ECONOMICO
                         COMPANIA DE FOMENTO INDUSTRIAL

335 Ave. F.D. Roosevelt                                Telefono (787) 758-4747
San Juan, Puerto Rico 00918                           Facsimil  (787) 250-1999



August 15, 1996


Mr. John S. Marshall
Vicepresident
Crown Tool and Die Corp.
P.O. Box 433
Toa Alta, Puerto Rico 00954

Dear Mr. Marshall:

We refer to your request, on behalf of Crown Tool and Die Corp., for an authorization to enter our Project No. T-1231-0-77 of 22,561 square feet, located in Toa Alta, Puerto Rico, (hereinafter referred to as the "Property") for improvements, installation of machinery and equipment, for light manufacturing and warehousing purposes. Please be advised that we hereby grant such Permit to Enter and authorize our Conservation Office to deliver to Crown Tool and Die Corp. the above mentioned Property, under the following terms and conditions:

1. This Permit to Enter to the Property shall be effective on the date of the delivery of the Property and for a period of three (3) months. This term can be extended upon mutual agreement between the parties herein.

2. Rent - $2.75 per square foot per annum, payable in advance in equal monthly installments, commencing on the first day of the month following the commencement of the term hereof. Tenant shall pay rent for an area of 18,961 sq. ft. due to a 3,600 sq. ft. floor area which is actually damaged.

3. Insurance - During the term hereof, Crown Tool & Die, Corp. shall provide and keep in force the insurance policies for the benefit of PRIDCO according to such risks, terms and conditions as specified in Annex "A" of this Permit to Enter. The words Tenant, Landlord and Lease Contract include in said Annex "A" are hereby substituted for Crown Tool & Die Corp., PRIDCO and Permit to Enter, respectively.

4. Use of the Property - The Property shall be delivered in its present condition in coordination with PRIDCO's Conservation and Construction Office and shall be used by Crown Tool and Die Corp. and its affiliates for improvements, installation of machinery and equipment, for light manufacturing and warehousing purposes. Crown Tool and Die Corp. cannot assign this Permit to
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CROWN TOOL & DIE CORP.
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Enter, nor lease or sublease the Property, in whole or in part to any private entity or government agency, without the previous written consent of PRIDCO.

5. Maintenance - During the term of this Permit Crown Tool and Die Corp. shall keep and maintain the Property in thorough repair, good order and in safe condition and return it to PRIDCO in the same condition as same was delivered to Crown Tool & Die Corp. broom-clean, in good order and safe condition, reasonable wear and tear (except to the extent of insurance proceeds which may be retained by PRIDCO) and for damage from fire or other insured against casualty, excepted.

Any damages to the Property covered by this Permit to Enter shall be repaired at your own cost and expense except for damages to the 3,600 sq. ft. area referred to in article 2, above. Crown Tool and Die Corp. acknowledges having been informed by PRIDCO that the maximum floor load capacity is 150 pounds per square foot. Therefore storage shall not exceed such maximum capacity. Notwithstanding, PRIDCO will repair any cracks caused by the existing structural floor damage in the Property, if any occurs.

6. Crown Tool and Die Corp. shall indemnify and hold harmless PRIDCO from any and against all suits, claims and demands of every kind and nature resulting or related to the use of the Property.

7. Crown Tool and Die Corp., shall make no alterations, additions or improvements to the Property (except those outlined in the layout drawing attached as exhibit B hereto) without the prior written consent of PRIDCO, which consent shall not be unreasonably withheld or delayed.

8. PRIDCO reserves the right to inspect the Property during the term of this Permit and to cancel the same with a previous notification to Crown Tool & Die, Corp. of thirty (30) days.

9. Crown Tool and Die Corp. agrees and undertakes to take such steps and install such equipment as may be necessary to prevent any hazard or noise which may be created by its activities that may in any way or manner unduly affect the operations of other industries. Therefore, Crown Tool and Die Corp. hereby releases and saves harmless PRIDCO from any and all claims or demands arising therefrom or in connection therewith.

10. If required by PRIDCO, Crown Tool and Die Corp. shall furnish to PRIDCO a Resolution from its Board of Directors, authorizing or ratifying this Permit to Enter and evidence of its registration in the Department of State of the Common wealth of Puerto Rico and the name and address of its resident agent.

11. Crown Tool and Die Corp. agrees and undertakes to abide by and comply with any permits, rules, regulations and/or requisites of the Planning Board of Puerto Rico, the Health Department, the


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CROWN TOOL & DIE CORP.
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Environmental Protection Agency, the Aqueduct and Sewer Authority, the Fire
Department, the Permits and Regulations Administration or any other Agency, whether local or federal, having jurisdiction thereon, applicable to the intended use of the Property and if requested by PRIDCO shall submit evidence of such compliances, it being agreed and understood that noncompliance to any and all of such permits, rules, regulations or requirement shall be deemed an event of default under the provisions of this Permit to Enter.

12. Tenant agrees that this Permit to Enter to the Property is entered into by and between the parties herein in consideration and in connection that Crown Tool and Die Corp. is in the process of executing a long term lease contact covering the Property, project T-0149-0-52 and a parking lot to be constructed. That contract will authorize Crown Tool and Die to sublease any part of the Property to its affiliate TII Industries, Inc. or to any other affiliate. The term of the long-term lease shall be ten (10) years and the rent shall be computed as follows except that rent for project T-0149-0-52 for the period after 10/31/94 shall be invoiced to TII Industries on a month to month basis at an annual rent of $2.20 per sq. ft:


            Year                       Rent per square foot per annum
            ----                       ------------------------------
            1                                      $2.75
            2                                      $2.95
            3                                      $3.20
            4                                      $3.45
            5                                      $3.60
            6-10                                   $4.10

Said long term lease contract is actually subject to the endorsements or approvals of PRIDCO's Planning and Environmental Offices the Aqueduct and Sewer Authority, the Planning Board of Puerto Rico, the Permits and Regulations Office
(ARPE) and of the Administrator of the Economic Development Administration.

13. PRIDCO will lease to Crown Tool and Die Corp. A parking area to be constructed by PRIDCO on Lot 1B for at least 186 parking spaces at a monthly rental rate of $600.00 commencing on the first day of the month following the date of delivery of said parking area.


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CROWN TOOL & DIE CORP.
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If in agreement, please have the enclosed copy of this Permit to Enter to the
Property signed by an authorized officer of your company, and return same to our attention at your earliest convenience.
The temporary lease contract of June 27, 1996 is null and void.


Cordially,



JosueAcquino
Acting, Vicepresident of Finance



ACCEPTED BY:________________________

DATE:________________________________

S.S.P. #:_______________________________


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                                    ANNEX "A"



      INSURANCE: Pursuant to the foregoing, Tenant shall maintain, during the term of this LEASE CONTRACT, at its own cost and expense a Comprehensive General Liability Policy. Said Policy shall: (i) be for a combined single limit of no less than $500,000.00; (ii) hold Landlord harmless against any and all liability as hereinafter stated, "Tenant shall indemnify, save harmless and defend Landlord and agents, servants and employees of Landlord against and from any and all liability, fines, suits, claims, demands, expenses, including attorney's fees, and actions of any kind or nature arising by reason of injury to person or property including the loss of use resulting thereof or, violation of law occurring in the Premises caused in whole or in part by any negligent act or omission on the part of Tenant or an employee (whether or not acting within the scope of his employment), servant, agent, licensee, visitor, assignor or undertenant of Tenant, or by any negligent use or occupancy of the Premises or any breach, violation non-performance of any covenant in this LEASE CONTRACT on the part of Tenant to be observed of performed. "This indemnity agreement has to be quoted verbatim in an endorsement and made a part of the Comprehensive General Liability Policy." Landlord may require additional reasonable limits of public liability insurance and coverage, when changing circumstances so require.

      PROPERTY INSURANCE: Tenant recognize that the rent provided for herein does not include any element to indemnify, repair, replace or make whole Tenant, his employees, servants, agents, licenses, visitors, assignees, or undertenant for any loss or damage to any property or injury to any person in the Premises.

      Accordingly, during the term of this LEASE CONTRACT, Tenant shall keep the building standing upon the Premises at the commencement of the term hereof or thereafter erected upon the Premises, including all equipment appurtenant to the Premises and all alterations, changes, additions and improvements, insured for the benefit of Landlord and Tenant, as their respective interest may appear, in an amount at least equal to the percentages stated below (as Landlord may from to time determine). The basis of the Property Insurance shall be Replacement Cost and the coverage an "All Risks" Property Insurance Policy. Coverage included in the All Risks Form:

      1.    Fire - "Building & Contents Form"
            a.    Building - 100% of insurable value exclusive of Foundations.
            b. Contents - All equipment appurtenant to the Premises (State Value on Policy)

      2.    Additional Coverage under the Fire Policy.
            a. Extended Coverage Endorsement - 100% of insurable value exclusive of foundations.
            b.    Earthquake - 100% of insurable value including foundations.
            c.    Vandalism and Malicious Mischief Endorsement.


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            d.    Improvements and Betterment's - For all alteration, changes, additions and improvements.

      3. Landslide and Floor whenever applicable and/or necessary and if available on commercially reasonable terms.

      4.    Boiler and Machinery (if any) - 100% of insurable value.

      5.    Pollution Liability Policy - if necessary.

      ADDITIONAL PROVISIONS ABOUT INSURANCE: All the insurance policies herein required from Tenant, shall be obtained in form and substance acceptable to Landlord with insurance companies duly authorized to do business in Puerto Rico, having an "A" and a higher financial rating according to Best's Insurance Report; and shall include Landlord as additional insured. Tenant shall instruct the corresponding insurer to deliver such policies or certified copies of Certificates of Insurance, in lieu of, directly to Landlord. Landlord reserves the right no to deliver possession of the Premises to Tenant, unless, and until two (2) days after such original policies, or certified copies or certificates have been deposited with Landlord.

      Furthermore, said policies, shall: (i) provide that they may not be canceled by the insurer for nonpayment or otherwise, until at least thirty (30) days after service of notice by registered or certified mail of the proposed cancellation upon Landlord, and (ii) be promptly renewed by Tenant upon expiration and Tenant shall, within thirty (30) days after such renewal, deliver to Landlord adequate evidence of the payment of premiums thereon. If such premiums or any of them shall not be so paid, Landlord may procure the same in the manner set forth for governmental agencies, and Tenant shall reimburse Landlord any amount so paid. This reimbursement being due and payable with the next installment of rent. In the event that Tenant fails to make this payment when due, it shall be subject to the following provisions:

      a. LATE PAYMENTS AND PAYMENT BY LANDLORD: In the event that (i) Tenant makes late payment; or fails to make payments to Landlord, in whole or in part, of the rent, or of the additional rent, or of any of the other payments of money required to be paid by Landlord within ten (10) days following receipt by Tenant of written or personal notice from Landlord that such amount was not received, when and as due and payable; or if (ii) Landlord, without assuming any obligation to do so, after any notice or grace period provided hereunder, performs or causes to be performed, by Tenant, and fails to refund Landlord any amounts of money paid or incurred by Landlord in performing or causing the performance of such acts of obligations, when and as due and payable, Tenant undertakes and agrees to pay Landlord as additional rent, interest on such late paid or unpaid rents, and/or on such other payments of money required to be paid, and/or on any such amounts of money required to be refunded, from and after the date when payment thereof matures or becomes due and payable, until full payment, at the rate of twelve per cent (12%) per annum, or


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if such 12% interest, is unlawful, then and in such event, at the highest maximum prevailing rate of interest on commercial unsecured loans as fixed by the Board of Regulatory Rates of Interest and Financial Charges, created under Law #1, approved on October 12, 1973 (10 LPRA 998), as amended, or by any successor statute or regulation thereof.

      b. In the event that Tenant fails to make reimbursements on due premiums already paid by Landlord, it shall be considered an event of default under this LEASE CONTRACT and shall be subject to the provisions stated in "A" above. It is expressly agreed and understood, that payment by Landlord of any such premiums shall not be deemed to waive or release the default in the payment thereof by Tenant nor the right of Landlord to take such action as may be available hereunder as in the case of default in the payment of rent.

      Tenant shall not breach nor permit to be breached any of the conditions or provisions of any of said policies, and Tenant shall so perform and satisfy the requirements of the companies of good standing and acceptable to Landlord shall be willing to write and such insurance.

      Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and shall execute and deliver to Landlord such proofs of loss and other instruments that may be required for the purpose of facilitating the recovery of any such insurance moneys, and in the event that Tenant shall fail or neglect so to cooperate or to execute, acknowledge and deliver any such instrument, Landlord, in addition to any other remedies, may as the agent or attorney-in fact of Tenant, execute and deliver any proof of loss or any other instruments as may seem desirable to Landlord and any mortgage for the collection of such insurance moneys.


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